Exhibit (b)(2)

AMENDMENT NO. 1

TO

CREDIT AGREEMENT FOR MARGIN FINANCING

AMENDMENT NO. 1, dated as of September 4, 2014 (this “Amendment”), to the Credit Agreement, dated as of August 26, 2014, between WESTERN ASSET MIDDLE MARKET INCOME FUND INC. (“Client”) and PERSHING LLC (“Pershing”).

WHEREAS, Pershing and Client are parties to the Credit Agreement for Margin Financing, dated as of August 26, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Unless defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement; and

WHEREAS, Client has requested that Pershing amend the Credit Agreement to increase the maximum aggregate principal amount permitted to be outstanding thereunder from $100,000,000 to $136,000,000.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Article I (Margin Financing; Commitment to Lend) and Appendix A are each hereby amended to reflect that effective September 4, 2014, the maximum aggregate principal amount permitted to be outstanding shall be increased to $136,000,000.

Client hereby represents and warrants that, both before and immediately after giving effect to this Amendment, (a) each representation and warranty made in the Credit Agreement is true and correct in all material respects as of the date hereof and (b) no Default or Event of Default has occurred and is continuing as of the date hereof.

Except as expressly amended hereby, the Credit Agreement is and shall remain in full force and effect, and no amendment in respect of any term or condition of the Credit Agreement shall be deemed to be an amendment in respect of any other term or condition contained in the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

WESTERN ASSET MIDDLE MARKET INCOME FUND INC

By:	/s/ Kenneth D. Fuller
Name:
Title:

PERSHING LLC

By:	/s/ Peter R. Murphy
	Name:	Peter R. Murphy Managing Director